Filed pursuant to Rule 424(b)(3)
Registration No. 333-205408

PROSPECTUS SUPPLEMENT NO. 1

78,921,568 Shares of Common Stock

WORLD MOTO INC.

This Prospectus Supplement No. 1 supplements and amends our Prospectus dated July 9, 2015. This Prospectus Supplement No. 1 includes our attached Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as filed with the Securities and Exchange Commission on August 14, 2015.

The Prospectus, any prospectus supplements filed before the date hereof, and this Prospectus Supplement No. 1 relate to the registration and resale of up to 78,921,568 shares of our common stock, par value $0.0001 per share, by the selling security holder (the “Selling Security Holder”), of which up to: (a) 15,318,627 shares of common stock are issuable upon conversion of the principal amount of the convertible debenture issued by the Company to Redwood Management, LLC on March 5, 2015 (the “Third Debenture”), (b) 1,838,235 shares of common stock are issuable upon conversion of the interest accrued under the Third Debenture, (c) 55,147,059 shares of common stock are issuable upon conversion of the principal amount of the convertible debenture issued by the Company to Redwood Management, LLC on June 30, 2015 (the “Fourth Debenture”), and (d) 6,617,647 shares of common stock are issuable upon the conversion of interest accrued under the Fourth Debenture.

We will not receive any of the proceeds from the sale of shares by the Selling Security Holders. These shares will be offered for sale by the Selling Security Holders in accordance with the “Plan of Distribution. ”We will bear all costs associated with this registration. No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof. Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 1 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 1.

Our common stock is quoted on the OTC marketplace, under the stock symbol “FARE.” On August 13, 2015, the closing price of our common stock was $0.002 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT NO. 1 IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 14, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: June 30, 2015

[   ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACTOF 1934

For the transition period from __________ to __________

Commission file number: 000-54694

WORLD MOTO, INC.
(Exact name of registrant as specified in its charter)

Nevada	77-0716386
(State or other jurisdiction	(IRS Employer Identification No.)
of Incorporation or organization)

131 Thailand Science Park INC-1 #214
Phahonyothin Road Klong1,
Klong Luang
Pathumthani 12120
Thailand
(Address of principal executive offices and zip code)

(646) 840-8781
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
[X] Yes        [   ] No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
[X] Yes        [   ] No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

[ ] Large accelerated filer	[ ] Accelerated filer
[ ] Non-accelerated filer (Do not check if smaller reporting company)	[X] Smaller Reporting company

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
[   ] Yes        [X] No

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding at August 12, 2015
Common stock, $.0001 par value	[585,014,341]

World Moto, Inc.

Form 10-Q

For the Six Months Ended June 30, 2015

FORWARD-LOOKING STATEMENTS

     This Report on Form 10-Q contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements included in this report. Such statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms, variations of such terms or the negative of such terms. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements address future events and conditions concerning, among others, capital expenditures, earnings, litigation, regulatory matters, liquidity and capital resources, and accounting matters. Actual results in each case could differ materially from those anticipated in such statements by reason of factors such as future economic conditions, changes in consumer demand, legislative, regulatory and competitive developments in markets in which we operate, results of litigation, and other circumstances affecting anticipated revenues and costs, and the risk factors set forth in our Annual Report on Form 10-K filed on April 16, 2015.

     As used in this Form 10-Q, “we,” “us,” and “our” refer to World Moto, Inc., which is also sometimes referred to as the “Company.”

YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS

     The forward-looking statements made in this report on Form 10-Q relate only to events or information as of the date on which the statements are made in this report on Form 10-Q. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this report and the documents that we reference in this report, including documents referenced by incorporation, completely and with the understanding that our actual future results may be materially different from what we expect or hope.

World Moto, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2015	2014

ASSETS
Current Assets
Cash and cash equivalents	$2,196	$169,265
Prepaid expenses and other current assets	21,878	20,741
Inventory	5,175	2,986
Total current assets	29,249	192,992
Property and equipment, net of accumulated depreciation	19,993	24,215
Deferred financing costs, net of accumulated amortization	26,328	28,867
Other assets	10,736	10,984
TOTAL ASSETS	$86,306	$257,058

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$431,382	$211,336
Convertible notes payable, net of discount of $607,973 and $779,573, respectively	125,092	274,123
Derivative liabilities	894,394	1,256,159
Short-term debt – related party	59,197	45,707
Unearned revenues	58,284	59,056
Total current liabilities	1,568,349	1,846,381
Contingencies and Commitments
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.0001 par value; 2,000,000,000 shares authorized 500,437,622 and 395,369,204 shares issued and outstanding, respectively	50,043	39,536
Additional paid-in capital	3,095,663	1,752,443
Accumulated deficit	(4,603,072)	(3,365,780)
Accumulated other comprehensive loss	(24,677)	(15,522)
Total stockholders’ deficit	(1,482,043)	(1,589,323)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$86,306	$257,058

The accompanying notes are an integral part of these unaudited financial statements.

World Moto, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$–	$–	$–	$–

Operating expenses
Research & development	121,649	126,590	224,474	247,696
General and administrative	256,065	233,723	355,315	372,734
Total operating expense	377,714	360,313	579,789	620,430

Loss from operations	(377,714)	(360,313)	(579,789)	(620,430)
Other income (expense):
Interest expense	(519,979)	(86,341)	(843,149)	(86,737)
Interest income	–	–	–	6
Change in fair value of derivative liabilities	547,608	(47,062)	194,801	(47,062)
Foreign exchange (gain) loss	(8,706)	(74)	(9,155)	182
Total other income (expense)	18,923	(133,477)	(657,503)	(133,611)
Net loss	$(358,791)	$(493,790)	$(1,237,292)	$(754,041)
Other comprehensive income (loss):
Foreign currency translations	(8,706)	(769)	(9,155)	(1,742)

Comprehensive loss	$(367,497)	$(494,559)	$(1,246,447)	$(755,783)
Net loss per common share – basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average common shares outstanding – basic and diluted	459,543,354	378,033,149	437,598,000	378,033,149

The accompanying notes are an integral part of these unaudited financial statements.

World Moto, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the six months ended
	June 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,237,292)	$(754,041)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,222	3,861
Non-cash interest expense from derivative liability in excess of face value of convertible notes	282,849	-
Amortization of debt discount and deferred financing costs	513,253	70,095
Change in fair value of derivative liabilities	(194,801)	47,062
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(889)	(15,959)
Inventory	(2,189)	(23,123)
Accounts payable and accrued expenses	219,274	84,649
Unearned revenues	-	24,528

Net cash used in operating activities	(415,573)	(562,928)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	–	(487)

Net cash used in investing activities	–	(487)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible notes payable, net of financing costs	244,169	442,500
Related party advances	13,490	–

Net cash provided by financing activities	257,659	442,500

EFFECT OF FOREIGN CURRENCY TRANSLATIONS	(9,155)	(3,641)

Net decrease in cash	(167,069)	(124,556)

Cash at beginning of period	169,265	179,132

Cash at end of period	$2,196	$54,576

SUPPLEMENTAL CASH FLOWS INFORMATION:
Cash paid for:
Income taxes	$-	$-
Interest	$-	$-

NON CASH INVESTING AND FINANCING ACTIVITIES:
Shares issued for conversion of debt	$625,870	$-
Reclassification of fair value of derivatives from liability to equity	$727,857	$-
Fair value of conversion feature of convertible debt classified as derivative liabilities	$278,044	$-

The accompanying notes are an integral part of these unaudited financial statements.

World Moto, Inc.
Notes to the Consoildated Financial Statements
(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

World Moto, Inc. (the “Company”) was incorporated in the State of Nevada on March 24, 2008 under the name Net Profits Ten Inc. The original purpose of the Company was to market and distribute user-friendly interactive yearbook software for the military. The Company was reclassified as a shell company until the completion of its acquisition of the World Moto Assets, which was consummated on November 14, 2012. Effective November 12, 2012, the Company amended its Articles of Incorporation to change its name from “Net Profits Ten Inc.” to “World Moto, Inc.”

On January 30, 2013, World Moto, Inc. established two wholly owned subsidiaries that were incorporated in the State of Nevada. World Moto Technologies, Inc. and World Moto Holdings, Inc. were both established, but have no activity to report to date. On February 4, 2013, World Moto Technologies Ltd, a wholly owned subsidiary of the Company, was organized under the laws of the Kingdom of Thailand and the name of this company was later changed to World Moto Co., Ltd. World Moto Co., Ltd. is owned in its entirety by World Moto, Inc., World Moto Technologies, Inc. and World Moto Holdings, Inc. and it is an operating entity of the Company in Thailand for the purposes of research and development in the Southeast Asia region.

Basis of Presentation

The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information in accordance with Securities and Exchange Commission ("SEC") Regulation S-X rule 8-03 and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's last Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2014. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position as of June 30, 2015 and the results of operations and cash flows for the periods then ended. The financial data and other information disclosed in these notes to the interim consolidated financial statements related to the period are unaudited. The results for the three-month and six-month periods ended June 30, 2015 are not necessarily indicative of the results to be expected for any subsequent quarters or for the entire year ending December 31, 2015. Notes to the unaudited interim consolidated financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year as reported in the Form 10-K have been omitted.

Principal of Consolidation

The consolidated financial statements include the accounts of World Moto Technologies, Inc., World Moto Holdings, Inc., and World Moto Co. Ltd, all 100% owned subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Foreign Currency Translation

The functional currency of our subsidiary is the Thai Baht. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the subsidiary are translated into the Company’s reporting currency, United States Dollars (“USD”). Asset and liability accounts are translated using the closing exchange rate in effect at the balance sheet date, equity account and dividend are translated using historical exchange rates and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity (deficit).

Long-Lived Assets

Property and equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method of 3 years for financial statement purposes.

Software

The Company capitalizes software acquisition and development costs incurred during the software application development stage. The software application development stage is characterized by software design and configuration activities, coding, testing and installation. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software acquisition and development costs, once placed in service, are amortized using the straight-line method over the estimated useful life of 3 to 10 years. Capitalized software acquisition and development costs subject to amortization are carried at cost less accumulated amortization.

Patents

Patents are initially measured based on their fair values. Patents are being amortized on the straight-line method over the estimated useful life of 10 to 20 years.

Management evaluates the recoverability of the Company’s property and equipment including patent development costs when events or circumstances indicate a potential impairment exists. The Company considers certain events and circumstances in determining whether the carrying value of identifiable property and equipment may not be recoverable including, but not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; and changes in the business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets' carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax carrying amounts of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. A valuation allowance, if necessary, is provided against deferred tax assets, based upon management’s assessment as to their realization.

Fair Value Measurement

The Company values its derivative instruments under FASB ASC 820 which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 - Valuations for assets and liabilities that can be obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal markets for these securities are the secondary institutional markets, and valuations are based on observable market data in those markets.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The Company uses Level 3 to value its derivative instruments.

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on June 30, 2015 and December 31, 2014 respectively.

	Level 1	Level 2	Level 3	Total
Derivative liability
June 30, 2015	$–	$–	$894,394	$894,394
December 31, 2014	$–	$–	$1,256,159	$1,256,159

Revenue Recognition

The Company recognizes revenue only when all of the following criteria have been met:

  Persuasive evidence of an arrangement exists;

  Delivery has occurred or services have been rendered;

  The fee for the arrangement is fixed or determinable; and

  Collectability is reasonably assured.

Persuasive Evidence of an Arrangement – The Company documents all terms of an arrangement in a written contract signed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed – The Company performs all services or delivers all products prior to recognizing revenue. Monthly services are considered to be performed ratably over the term of the arrangement. Professional consulting services are considered to be performed when the services are complete. Equipment is considered delivered upon delivery to a customer’s designated location.

The Fee for the Arrangement Is Fixed or Determinable – Prior to recognizing revenue, a customer’s fee is either fixed or determinable under the terms of the written contract. Fees for most monthly services, professional consulting services, and equipment sales and rentals are fixed under the terms of the written contract. Fees for certain monthly services, including certain portions of networking, storage, and content distribution and caching services, are variable based on an objectively determinable factor such as usage. Those factors are included in the written contract such that the customer’s fee is determinable. The customer’s fee is negotiated at the outset of the arrangement and is not subject to refund or adjustment during the initial term of the arrangement.

Collectability Is Reasonably Assured – The Company determines that collectability is reasonably assured prior to recognizing revenue. Collectability is assessed on a customer by customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer’s financial position and ultimately its ability to pay. The Company does not enter into arrangements unless collectability is reasonably assured at the outset. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectability is not reasonably assured, revenue is recognized on a cash basis.

Franchise Fee Revenue

Revenues from licensees include a royalty based on a percent of sales, and may include initial fees. Continuing royalties are recognized in the period earned. Initial fees are recognized upon granting of a new franchise term, which is when the Company has performed substantially all initial services required by the franchise arrangement and after the franchisee commences operations. Additionally, the first twelve months of operations are royalty free for the franchisee.

Stock-Based Compensation

The Company expenses the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of such instruments over the service period.

Equity instruments issued to parties other than employees for acquiring goods or services are recorded at either the fair value of the consideration received or the fair value of the instruments issued in exchange for such services, whichever is more reliably measurable.

Subsequent Events

The Company evaluated subsequent events through the date when financial statements are issued for disclosure.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has an accumulated deficit of $4,603,072 as of June 30, 2015, has limited liquidity, and has not established a reliable source of revenues sufficient to cover operating costs over an extended period of time. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – UNEARNED REVENUES

On December 2, 2013, WM Co. Thailand entered into a Purchase and Licensing Agreement (the "PL Agreement") with Mobile Advertising Ventures Ltd. ("MAV"). Pursuant to the terms of the PL Agreement, MAV will purchase 10 initial "Wheelies" from WM Co. Thailand at a total purchase price of $35,000, and will have an option to purchase an additional 190 Wheelies at a purchase price of $3,500 per unit. WM Co. Thailand also grants a non-exclusive license to MAV for the use of its software in connection with the operation of the Wheelies in consideration for a fee based on net revenue per quarter from advertising sales relating to the use of the Wheelies. The Company received $35,000 from MAV before December 31, 2013 and has been recorded unearned as revenues.

On March 10, 2014, the Company entered into a Fleet Franchise Agreement ("the Franchise Agreement") with Mobile Advertising Ventures, Ltd. ("MAV"). MAV paid the Company $23,284 for the right to utilize the Yes software and all other trademarks of the Company, including but not limited to "Yes", "World Moto" and "Wheelies" (collectively, the "Marks") in the Federal Territory of Kuala Lumpur, Malaysia. Initial training has been completed for the Franchisee; however, the Franchisee has not begun operations. This revenue will be reclassified as earned when MAV completes its first sale using the Yes software.

NOTE 4 – RELATED PARTY TRANSACTIONS

At June 30, 2015 and December 31, 2014, the Company had short-term debt of $59,197 and $45,707, respectively, due to one of its majority shareholders. The loans are for six months and mature beginning November 30, 2015. The loan is accruing interest at a rate of 0%.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

On March 5, 2015, the Company entered into a convertible note with Redwood Management for an aggregate principal amount of $60,870 with a $4,348 original issue discount ("OID") and $12,000 in deferred financing costs for broker fees.

The note earns an interest rate equal to 12% per annum and matures on March 5, 2016. The Company is obligated to make amortization payments beginning on the six month anniversary of the issuance date of the Debentures and continuing monthly thereafter. Pursuant to this note, the Company recorded a debt discount of $56,522, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $4,348 as result of the 8% original issue discount. The Company determined that the fair value of the conversion feature was $110,096 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $53,574 was expensed immediately as additional interest expense. During the six months ended June 30, 2015, the Company recorded $8,777 amortization of the debt discount on the note.

On March 26, 2015, the Company entered into a convertible note with Macallan Partners for an aggregate principal amount of $112,000 with a $12,000 OID and $7,500 in deferred financing costs for broker fees.

The note earns an interest rate equal to 8% per annum and matures on March 31, 2016. Pursuant to this note, the Company recorded a debt discount of $100,000, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $12,000 as a result of the 11% original issue discount. The Company determined that the fair value of the conversion feature was $207,690 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $107,690 was expensed immediately as additional interest expense. During the six months ended June 30, 2015, the Company recorded $4,406 amortization of the debt discount on the notes.

On April 16, 2015, the Company entered into a convertible note with Union Capital for an aggregate principal amount of $71,500 with a $6,500 OID and $8,125 in deferred financing costs for broker fees.

The note earns an interest rate equal to 8% per annum and matures on April 16, 2016. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the date of conversion. Pursuant to this note, the Company recorded a debt discount of $65,000, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $6,500 as a result of the 10% original issue discount. The Company determined that the fair value of the conversion feature was $126,021 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $61,021 was expensed immediately as additional interest expense. During the six months ended June 30, 2015, the Company recorded $4,814 amortization of the debt discount on the notes.

On June 24, 2015, the Company entered into a convertible note with Redwood Management for an aggregate principal amount of $60,870 with a $4,348 original issue discount ("OID") and $6,250 in deferred financing costs for broker fees.

The note earns an interest rate equal to 12% per annum and matures on June 15, 2016. The note is convertible at the lower of $0.10 or 70% of the lowest traded price price of the Company’s common stock during the 25 trading days prior to the date of conversion. The Company is obligated to make amortization payments beginning on the six month anniversary of the issuance date of the convertible note and continuing monthly thereafter. Pursuant to this note, the Company recorded a debt discount of $56,522, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $4,348 as a result of the 8% original issue discount. The Company determined that the fair value of the conversion feature was $117,086 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $60,564 was expensed immediately as additional interest expense. During the six months ended June 30, 2015, the Company recorded $998 amortization of the debt discount on the note.

As summary of value changes to the notes for the six months ended June 30, 2015 is as follows:

Carrying value of Convertible Notes at December 31, 2014	$274,123
Additional borrowings	305,240
Total principal	579,363
Less: conversion carrying value of convertible notes	(625,870)
Less: discount related to fair value of the embedded conversion feature	(278,044)
Less: discount related to original issue discount	(27,196)
Add: amortization of discount	476,839
Carrying value of Convertible Notes at June 30, 2015	$125,092

The deferred financing costs are amortized by the Company through interest expense over the life of the notes. During the six months ended June 30, 2015, the Company recorded $36,414 amortization of the deferred financing costs.

NOTE 6 – DERIVATIVE LIABILITIES

The Company has determined that the variable conversion prices under its convertible notes caused the embedded conversation feature to be a financial derivative. The Company may not have enough authorized common stock to settle its obligation if the note holder elects to convert the note into common shares when the trading price is lower than a certain threshold.

The derivative instruments were valued at loan origination date, date of debt conversion and at June 30, 2015, The fair values of the derivative liabilities related to the conversion options of these notes was estimated on the transaction dates (loan original date and date of debt conversion) using the Multinomial Lattice option pricing model, under the following assumptions:

	December 31,		June 30,
	2014	New Issuances	2015
Shares of common stock issuable upon exercise of debt	23,193,987	33,505,654	81,743,081
Estimated market value of common stock on measurement date	$0.17	$0.004 - $0.026	$0.035
Exercise price	$0.00766 -0.01	$0.009 - 0.03	$0.019 - 0.10
Risk free interest rate (1)	0.04% - 0.25%	0.22% - 0.30%	0.01% - 0.11%
Expected dividend yield (2)	0.00%	0.00%	0.00%
Expected volatility (3)	62% - 105%	127% - 149%	150%
Expected exercise term in years (4)	0.25 - 1.00	1.00	0.25– 0.99

(1)	The risk –free interest rate was determined by management using the one month Treasury bill yield as of the valuation dates.

(2)

The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

(3)

The volatility was determined by referring to the average historical volatility of a peer group of public companies because we do not have sufficient trade history to determine our historical volatility.

(4)	The exercise term is the remaining contractual term of the convertible instrument at the valuation date.

The change in fair values of the derivative liabilities related to the Convertible Notes for the six months ended June 30, 2015 is summarized as:

Fair value of derivatives December 31, 2014	$1,256,159
New issuances	560,893
Conversion of derivative liabilities	(727,857)
Change in fair value of derivative liabilities	(194,801)
Fair value of derivative liabilities at June 30, 2015	$894,394

NOTE 7 – EQUITY TRANSACTIONS

On April 9, 2015, the Company amended its Articles of Incorporation to increase the Company’s authorized shares of Common Stock from 1,000,000,000 to 2,000,000,000 shares.

During the six months ended June 30, 2015, the Company issued 105,068,418 shares of common stock for the conversion of notes payable and accrued interests in the amount of $625,870 The Company also recorded $727,857 as increase in additional paid-in capital from derivative liability as a result of the conversions.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to June 30, 2015, the Company issued 84,576,719 shares for the conversion $130,000 of convertible notes payable and accrued interests.

On July 10, 2015, the Company entered into a convertible note for an aggregate principal amount of $69,000 with $4,000 in deferred financing costs for broker fees. The note is convertible any time after 180 days from issuance at 62% of the average of the lowest 3 trading prices of the Company’s common stock during the 30 trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and matures on April 30, 2016.

On July 22, 2015 the Company repaid $25,940 of related party debt.

On July 27, 2015, the Company entered into a convertible note for an aggregate principal amount of $45,000 with $2,250 in deferred financing costs for broker fees. The note is convertible at 62% of the lowest trading price of the Company’s common stock during the 15 trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and matures on July 27, 2016.

On August 14, 2015 the Company issued 7 warrants to purchase an aggregate of 12,344,002 shares of the Company’s common stock to its placement agent for completed securities offerings. The warrants have a term of 5 years and exercise prices ranging from $0.003 to $0.10 per share.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Quarterly Report on Form 10-Q. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

Overview

World Moto, Inc. was incorporated on March 24, 2008, in the State of Nevada under the name Net Profits Ten Inc. On November 8, 2012, we amended our Articles of Incorporation to increase our authorized shares of common stock from 100,000,000 to 500,000,000 and our board of directors approved a stock dividend of 180 shares of common stock of the Company for each share of common stock issued and outstanding. Additionally, on November 12, 2012, we amended our Articles of Incorporation to change our name from “Net Profits Ten Inc.” to “World Moto, Inc.”, which name change became effective on November 15, 2012, upon approval from the Financial Industry Regulatory Authority (“FINRA”). On January 18, 2014, we amended our Articles of Incorporation to increase our authorized shares of common stock from 500,000,000 to 1,000,000,000. On April 9, 2015 we further amended our Articles of Incorporation to increase our authorized shares of common stock from 1,000,000,000 to 2,000,000,000 shares.

On September 1, 2012, we entered in an Asset Purchase Agreement (“Agreement”) with World Moto (Thailand) Co., Ltd., a corporation established under the laws of the Kingdom of Thailand (“Old WM”), Chris Ziomkowski, the Chief Technical Officer of Old WM and Paul Giles, the Chief Executive Officer of Old WM. The Agreement was consummated on November 14, 2012. We purchased from Old WM substantially all of the intellectual property and certain other specific intellectual property assets related to Old WM’s initial product, the Moto-Meter (the “Assets”), which includes three United States patent applications, the data related to the patent applications, certain software related to the operation of the Moto-Meter, several URLs and trade-names and associated names related to the Moto-Meter and Old WM.

On January 30, 2013, we established two wholly owned subsidiaries that were incorporated in the State of Nevada. World Moto Technologies, Inc. and World Moto Holdings, Inc. were both established, but have no activity to report to date. On February 4, 2013, World Moto Technologies Ltd. was organized under the laws of the Kingdom of Thailand. The name was later changed to World Moto Co., Ltd. (“WM Co. Thailand”). WM Co. Thailand is owned in its entirety by World Moto, Inc., World Moto Technologies, Inc. and World Moto Holdings, Inc. and represents our operating entity for the purposes of research and development in the Southeast Asia region.

As of June 30, 2015, WM Co. Thailand had 12 employees. WM Co. Thailand has been performing extensive research and development activities since its inception related to improving the Moto-Meter design to allow for higher yields in mass production, as well as substantial work on the Wheelies product.

Business Overview

Plan of Operations

We plan to establish ourselves as a company that designs, manufactures, markets, and sells the Moto-Meter products, which are devices that provide moto-taxi fare metering and other communication capabilities. We currently have patent applications pending for our products in 56 countries. To achieve our objective, we have established our operational subsidiary in Thailand for product development and a presence in two additional potential markets, Brazil and Nigeria, and begun expanding our work force to be able to implement our business plan.

The Moto-Meter has just entered the production phase and we expect to have the ability to start filling orders by the end of the third quarter, 2015. This schedule is contingent upon our contract manufacturers meeting their estimated delivery timetables.

In conjunction with the opening of sales for the Moto-Meter, we launched a smartphone application (App). The App connects directly to the Moto-Meter via a secure bluetooth connection, and can access data from the Moto-Meter in real-time, giving customers the ability to view ratings and a profile of the driver before getting on the motorcycle. While the Moto-Meter is in use, the App can provide continuous analysis on the fare and GPS location of the customer, augmenting the Moto-Meter's anti-tampering security protocols, as well as transmitting the location to designated individuals or safety monitoring services. The App also has the ability to offer customized products and services to the users during the ride, with any purchases such as optional insurance automatically added to the fare.

As an element of mobile commerce, we have introduced “Yes,” a concierge service where persons can order products and have the products delivered to their address by motor scooter. The Yes service has been going through testing and was launched on March 9, 2015 in Bangkok, Thailand. We expect Yes to go live in in the third quarter of 2015 in Kuala Lumpur, Malaysia. We also intend to launch Yes™ over the next 12 months in Cambodia.

We have also developed HailYes™, which is an integrated mobile platform that instantly connects consumers to transport and commerce services in a local community. The HailYes™ app allows consumers to simply tap their smartphone to hail a ride, courier a package, or have refreshments delivered right to their doorstep in a matter of minutes.

The HailYes™ is being marketed to drivers in Bangkok, and we are also seeing downloads and interest in other parts of the world including the USA.

We have procured our first customer for Wheelies in Thailand. We are focused on the development of Wheelies as a unique advertising product, which displays static and streaming media on the wheels of motorcycles and automobiles, providing a new mobile medium for advertising, broadcasting, self-expression and publishing. We have successfully completed a pre-production version of Wheelies and have successfully completed testing.

We currently use the Wheelies in-house for advertising our other products and are looking to build out sales to advertising agencies and large brands.

In Thailand, we entered into a distribution agreement with Lucky Distributors, Ltd. (“Lucky”). Under the terms of this distribution agreement, Lucky has the non-exclusive right to distribute, sell and service the Moto-Meter and Moto-Meter accessories throughout Thailand and the surrounding border markets. Lucky is a national distribution company based in Thailand. It is also a preferred supplier for the Motorcycle Taxi Association of Thailand. We believe Lucky’s reputation and relationship with the moto taxi community will help promote Moto-Meter in Thailand.

On October 30, 2013, we announced the signing of multiple letters of intent for the distribution of our flagship product, the Moto-Meter. To date, we signed letters of intent with qualified distributors in 7 countries. The distributors were selected for their ability to both sell and support our products as well as to protect our brand image in strategic markets. We are continuing discussions with dozens of further prominent distributors out of the hundreds of retail agents and operators that have contacted us expressing interest in the Moto-Meter and associated products. The letters of intent include authorizations to sell and support our flagship product, the Moto-Meter, as well as establishing priority for Wheelies and our other future products and services.

On December 2, 2013, World Moto Co. Thailand entered into a Purchase and Licensing Agreement (the “PL Agreement”) with Mobile Advertising Ventures Ltd. (“MAV”). Pursuant to the terms of the PL Agreement, MAV will purchase 10 initial “Wheelies” from World Moto Co. Thailand at a purchase price of $35,000, and will have an option to purchase an additional 190 Wheelies at a purchase price of $3,500 per unit. World Moto Co. Thailand also grants a non-exclusive license to MAV for the use of its software in connection with the operation of the Wheelies in consideration for a fee based on net revenue per quarter from advertising sales relating to the use of the Wheelies. This sale will be completed during 2015.

We entered into discussions to mandate the use of Moto-Meters on all moto taxis within the city of Montes Claros, Brazil. Montes Claros is considered the "motorcycle taxi capital" of northern Brazil and an ideal city to launch the Moto-Meter in Brazil. We anticipate that a regulatory mandate here will act as a springboard into the potentially larger markets of Brazil's other highly populated cities.

In Africa, we established an office in Lagos, Nigeria. Previously, the officials in Nigeria have expressed strong interest in the Moto-Meter, and feedback from our initial discussions has been positive. Establishing a physical presence in the city is now essential for us as we enter the process of formalizing these discussions into a clear plan to introduce the Moto-Meter into Lagos and cities across Africa. On November 4, 2013, we were awarded a patent on the Moto-Meter technology until 2033 in Nigeria, a country with more than 3 million motorcycle taxis.

We have assembled an optimal number of employees, including experienced engineers in our research and development division at the Thailand Science Park. The development focus is simultaneously devoted to our advertising product, Wheelies, as well as our flagship product, the Moto-Meter.

In parallel with this, we have completed the work to adapt the Moto-Meter electronics so that it can pass all current and anticipated regulatory requirements of INMETRO, the National Institute of Metrology for Brazil, as well as other international regulatory agencies. Additional work is currently being undertaken to improve the weatherization technology used in the Moto-Meter to enhance its ability to withstand environmental stresses, as well as work to provide a more generic Moto-Meter installation kit and wiring harness that will allow its installation into a wider variety of vehicles, such as auto rickshaws.

We plan to use outside consultants and service companies from time to time for various tasks in the sales, development and manufacturing of our products and product launch and distribution, under provider contracts, to the extent that we are not able to perform the required functions. Using such outside vendors may make a particular task more expensive, but we believe that using such experts should improve the outcome or speed up the timing of product development and time to market. There is no assurance that we will be able to control the costs and deliveries of such activities in the same manner as if we were performing the tasks ourselves, and therefore we are subject to the usual risks of using outside providers.

Estimated Expenses

The following provides an overview of our estimated expenses to fund our plan of operations for each of our products over the next 12 months. Funding will be with our current cash assets and may include future capital that we may have to raise.

Moto-Meter

Estimated
Expenses	Description

Engineering	$120,000
Additional Prototyping and Mechanical Construction	$15,000
Initial Sales Training and Support	$10,000
Production Tooling and NRE Charges	$50,000
Development of Production Test Fixtures	$50,000
Licensing and Certification	$20,000
Components for Initial Production	$65,000
Training and Equipment	$45,000

Total	$375,000

Wheelies
Estimated
Description	Expenses

Establish Production and Support	$35,000
Warranty Service	$5,000

Total	$40,000

Yes

Estimated
Description	Expenses

Continued Development of Handset Application	$50,000
Continued Development of Agent Handset Application	$50,000
Establishment of Customer Service Center	$5,000
Initial Awareness Campaign	$35,000

Total	$140,000

In order to execute on our plan of operations over the next 12 months, we will need to raise additional amounts of working capital through debt or equity offerings. There are no assurances that we will be able to raise the required working capital on terms favorable, or that such working capital will be available on any terms when needed. Any failure to secure additional financing may force us to modify or delay our business plan.

Results of Operations

Comparison of three-month period ended June 30, 2015 and 2014, and the six-month period ended June 30, 2015 and 2014

Revenue

We have generated no revenues for the three and six-month periods ended June 30, 2015 and 2014.

Expenses

General and administration expenses for the three-month period ended June 30, 2015, amounted to $256,065 compared to $233,723 during the three-month period ended June 30, 2014. General and administration expenses for the six-month period ended June 30, 2015, amounted to $355,315 compared to $372,734 during the six-month period ended June 30, 2014.

R&D expenses for the three-month period ended June 30, 2015 amounted to $121,649 compared to $126,590 during the three-month period ended June 30, 2014. R&D expenses for the six-month period ended June 30, 2015 amounted to $224,474 compared to $247,696 during the six-month period ended June 30, 2014.

Other income for the three-month period ended June 30, 2015 amounted to $18,923 compared to expenses of $133,477 during the three-month period ended June 30, 2014. The difference is due to the Company having higher interest expense in the current period partially offset by the change in the fair value of the derivative liability. Other expenses for the six-month period ended June 30, 2015 amounted to $657,503 compared to $133,611 during the six-month period ended June 30, 2014. The difference is due to the Company having higher interest expense in the current six month period, partially offset by the change in the fair value of the derivative liability.

Net Loss

For the three-month period ended June 30, 2015, we incurred a net loss of $358,791 compared to a net loss of $493,790 for the three-month period ended June 30, 2014. For the six-month period ended June 30, 2015, we incurred a net loss of $1,237,292 compared to a net loss of $754,041 for the six-month period ended June 30, 2014. The change in net loss between the three month period ended June 30, 2015 and the six month period ended June 30, 2015 is primarily due to the change in the fair value of the derivatives.

Liquidity and Capital Resources

As of June 30, 2015, we had $29,249 in current assets and $1,568,349 in current liabilities. Our total assets were $86,306 and our total liabilities were $1,568,349. We had $2,196 in cash and our working capital deficit was $1,539,100.

Cash Flows:

	For the six months ended
	June 30,
	2015	2014
Cash Flows from Operating Activities	$(415,573)	$(562,928)
Cash Flows from Investing Activities	-	(487)
Cash Flows from Financing Activities	257,659	442,500
Effects of Currency Translations	(9,155)	(3,641)
Net increase(decrease) in cash	$(167,069)	$(124,556)

On March 5, 2015, we entered into a securities purchase agreement with an institutional investor pursuant to which we issued a convertible debenture in the principal amount of $54,348 for a purchase price of $50,000 (8% original issue discount). Pursuant to an amendment to the securities purchase agreement, on June 30, 2015, such investor purchased an additional convertible debenture in the principal amount of $195,653 for a purchase price of $180,000 (8% original issue discount). The investor provided $50,000 of the proceeds on July 21, 2015, and the remaining $130,000 of the purchase price on July 9, 2015.

On March 26, 2015, we entered into a convertible promissory note with Macallan Partners of $112,000. The note earns an interest rate equal to 8% per annum and matures on March 31, 2016. Pursuant to this note, the Company recorded a debt discount of $100,000, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $12,000 as a result of the 11% original issue discount. The Company determined that the fair value of the conversion feature was $207,690 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $107,690 was expensed immediately as additional interest expense. During the six months ended June 30, 2015, the Company recorded $4,406 amortization of the debt discount on the notes.

On April 16, 2015, the Company entered into a convertible note with Union Capital for an aggregate principal amount of $71,500 with a $6,500 OID and $8,125 in deferred financing costs for broker fees. The note earns an interest rate equal to 8% per annum and matures on April 16, 2016. The note is convertible at 60% of the lowest trading price of the Company’s common stock during the 20 trading days prior to the date of conversion. Pursuant to this note, the Company recorded a debt discount of $65,000, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $6,500 as a result of the 10% original issue discount. The Company determined that the fair value of the conversion feature was $126,021 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $61,021 was expensed immediately as additional interest expense. During the six months ended June 30, 2015, the Company recorded $4,814 amortization of the debt discount on the notes.

On June 24, 2015, the Company entered into a convertible note with Redwood Management for an aggregate principal amount of $60,870 with a $4,348 original issue discount ("OID") and $6,250 in deferred financing costs for broker fees. The note earns an interest rate equal to 12% per annum and matures on June 15, 2016. The note is convertible at the lower of $0.10 or 70% of the lowest traded price price of the Company’s common stock during the 25 trading days prior to the date of conversion. The Company is obligated to make amortization payments beginning on the six month anniversary of the issuance date of the convertible note and continuing monthly thereafter. Pursuant to this note, the Company recorded a debt discount of $56,522, as a result of the embedded conversion feature being a financial derivative. The Company also recorded a debt discount of $4,348 as a result of the 8% original issue discount. The Company determined that the fair value of the conversion feature was $117,086 at the issuance date. The fair value of the conversion feature in excess of the principal amount allocated to the notes of $60,564 was expensed immediately as additional interest expense. During the six months ended June 30, 2015, the Company recorded $998 amortization of the debt discount on the note.

On July 10, 2015, we entered into a convertible note for an aggregate principal amount of $69,000 with $4,000 in deferred financing costs for broker fees. The note is convertible any time after 180 days from issuance at 62% of the average of the lowest three (3) trading prices of the Company’s common stock during the thirty (30) trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and matures on April 30, 2016.

Subsequent to the end of our fiscal quarter, on July 27, 2015, we entered into a convertible note for an aggregate principal amount of $45,000 with $2,250 in deferred financing costs for broker fees. The note is convertible at 62% of the lowest trading price of the Company’s common stock during the fifteen (15) trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and matures on July 27, 2016.

Given our cash position of $47,812 as of August 12, 2015, and the proceeds from our equity financings, management believes that our cash on hand and working capital are sufficient to meet our current anticipated cash requirements through August 31, 2015.

We have incurred an accumulated loss of $4,585,854 since inception. There is substantial doubt as to our ability to continue as a going concern due to our limited liquidity and our lack of revenues.

Our current cash requirements are significant due to planned development and marketing of our current products, and we anticipate generating losses. We are targeting an additional $1,000,000 over the next 12 months in additional working capital in order to increase our growth plans on an expedited basis.

Our management believes that we should be able to raise sufficient amounts of working capital through debt or equity offerings, as may be required to meet our short-term obligations. However, the incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Additionally, our ability to raise additional capital may be limited due to the grant of a security interest on all of the assets of the Company to secure the obligations under the convertible debentures issued on April 4, 2014 and December 11, 2014, and the convertible debentures issued during 2015. Changes in our operating plans, increased expenses, acquisitions, or other events, may cause us to seek additional equity or debt financing in the future. We anticipate continued and additional marketing, development and distribution expenses. Accordingly, we expect to continue to use debt and equity financing to fund operations for the next twelve months, as we look to expand our asset base and fund marketing, development and distribution of our products.

There are no assurances that we will be able to raise the required working capital on terms favorable, or that such working capital will be available on any terms when needed. Any failure to secure additional financing may force us to modify our business plan. In addition, we cannot be assured of profitability in the future.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The more significant areas requiring the use of estimates include asset impairment, stock-based compensation, and future income tax amounts. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

We believe the following is among the most critical accounting policies that impact or consolidated financial statement. We suggest that our significant accounting policies, as described in our financial statements in the Summary of Significant Accounting Policies, be read in conjunction with this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Foreign Currency Translation

The functional currency of our subsidiary is the Thai Baht. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the subsidiary are translated into the Company’s reporting currency, United States Dollars (“USD”). Asset and liability accounts are translated using the closing exchange rate in effect at the balance sheet date, equity account and dividend are translated using historical exchange rates and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity (deficit).

Revenue Recognition

The Company recognizes revenue only when all of the following criteria have been met:

. Persuasive evidence of an arrangement exists;
. Delivery has occurred or services have been rendered;
. The fee for the arrangement is fixed or determinable; and
. Collectibility is reasonably assured.

Persuasive Evidence of an Arrangement -The Company documents all terms of an arrangement in a written contract signed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed - The Company performs all services or delivers all products prior to recognizing revenue. Monthly services are considered to be performed ratably over the term of the arrangement. Professional consulting services are considered to be performed when the services are complete. Equipment is considered delivered upon delivery to a customer’s designated location.

The Fee for the Arrangement Is Fixed or Determinable - Prior to recognizing revenue, a customer’s fee is either fixed or determinable under the terms of the written contract. Fees for most monthly services, professional consulting services, and equipment sales and rentals are fixed under the terms of the written contract. Fees for certain monthly services, including certain portions of networking, storage, and content distribution and caching services, are variable based on an objectively determinable factor such as usage. Those factors are included in the written contract such that the customer’s fee is determinable. The customer’s fee is negotiated at the outset of the arrangement and is not subject to refund or adjustment during the initial term of the arrangement.

Collectibility Is Reasonably Assured - The Company determines that collectibility is reasonably assured prior to recognizing revenue. Collectibility is assessed on a customer by customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer’s financial position and ultimately its ability to pay. The Company does not enter into arrangements unless collectibility is reasonably assured at the outset. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectibility is not reasonably assured, revenue is recognized on a cash basis.

Franchise Fee Revenue

Revenues from licensees include a royalty based on a percent of sales, and may include initial fees. Continuing royalties are recognized in the period earned. Initial fees are recognized upon granting of a new franchise term, which is when the Company has performed substantially all initial services required by the franchise arrangement. Additionally, the first twelve months of operations are royalty free for the franchisee.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Not applicable.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports filed or submitted under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported, within the time period specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports filed under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer (our principal executive officer) and our Chief Financial Officer (our principal financial officer and principal accounting officer) to allow for timely decisions regarding required disclosure.

As of the quarterly period ended June 30, 2015, we carried out an evaluation, under the supervision and with the participation of our principal executive officer and our principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on the foregoing, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were not effective as of the quarterly period ended June 30, 2015 in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s (the “SEC”) rules and forms. This conclusion is based on findings that constituted material weaknesses. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s interim financial statements will not be prevented or detected on a timely basis.

In performing the above-referenced assessment, our management identified the following material weaknesses:

i)

We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

ii)

We do not have an audit committee. While not being legally obligated to have an audit committee, it is the management’s view that to have an audit committee, comprised of independent board members, is an important entity-level control over our financial statements.

iii)
We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud-related risks and the risks related to non-routine transactions, if any, on our internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

Limitations on the Effectiveness of Controls

Our management, including our Chief Executive Officer and a functioning Chief Financial Officer, does not expect that our disclosure controls and internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management or board override of the control.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Changes in Internal Controls Over Financial Reporting

There were no changes in our internal controls over financial reporting that occurred during the quarterly period ended June 30, 2015 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

None.

Item 1A. Risk Factors.

Not applicable.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

On July 10, 2015, we entered into a convertible note for an aggregate principal amount of $69,000 with $4,000 in deferred financing costs for broker fees. The note is convertible any time after 180 days from issuance at 62% of the average of the lowest three (3) trading prices of the Company’s common stock during the thirty (30) trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and matures on April 30, 2016.

The issuance of the convertible note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On July 27, 2015, we entered into a convertible note for an aggregate principal amount of $45,000 with $2,250 in deferred financing costs for broker fees. The note is convertible at 62% of the lowest trading price of the Company’s common stock during the fifteen (15) trading days prior to the conversion date. The note earns an interest rate equal to 8% per annum and matures on July 27, 2016.

The issuance of the convertible note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6. Exhibits.

Exhibit
No.	Description
3.1	Articles of Incorporation (incorporated by reference to our Annual Report on Form 10-K filed on April 16, 2015).
3.2	By-laws (incorporated by reference to our Registration Statement on Form S-1, as filed with the SEC on June 25, 2010).
10.1

Amendment No. 1, dated May 19, 2015, to the Securities Purchase Agreement dated March 5, 2015, between the Company and Redwood Management, LLC (incorporated by reference to our Amendment No. 2 to the Registration Statement on Form S-1 filed on May 27, 2015).

10.2

Amendment No. 2, dated June 30, 2015, to the Securities Purchase Agreement dated March 5, 2015, between the Company and Redwood Management, LLC (incorporated by reference to our Registration Statement on Form S-1 filed on July 1, 2015).

10.3	Debenture, dated June 30, 2015, with Redwood Management, LLC (incorporated by reference to our Registration Statement on Form S-1 filed on July 1, 2015).
31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101 *	Interactive Data Files

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD MOTO, INC.

Dated: August 14, 2015	By:	/s/ Paul Giles
Paul Giles
Chief Executive Officer (Principal Executive Officer)

Dated: August 14, 2015	By:	/s/ Lisa Ziomkowski-Boten
Lisa Ziomkowski-Boten
Treasurer (Principal Financial Officer and Principal
Accounting Officer)

Exhibit 31.1

OFFICER’S CERTIFICATE
PURSUANT TO SECTION 302

I, Paul Giles, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of World Moto, Inc. for the period ended June 30, 2015;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.

The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.

The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

	b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: August 14, 2015

By: /s/ Paul Giles
Name: Paul Giles
Title: Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

OFFICER’S CERTIFICATE
PURSUANT TO SECTION 302

I, Lisa Ziomkowski-Boten, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of World Moto, Inc. for the period ended June 30, 2015;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.

The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.

The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

	b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: August 14, 2015

By: /s/ Lisa Ziomkowski-Boten
Name: Lisa Ziomkowski-Boten
Title: Treasurer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with this Quarterly Report on Form 10-Q of World Moto, Inc. (the “Company”) for the period ended June 30, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, in the capacity and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date: August 14, 2015

By: /s/ Paul Giles
  Name: Paul Giles
  Title: Chief Executive Officer (Principal Executive Officer)

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with this Quarterly Report on Form 10-Q of World Moto, Inc. (the “Company”) for the period ended June 30, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, in the capacity and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to her knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date: August 14, 2015

By: /s/ Lisa Ziomkowski-Boten
  Name: Lisa Ziomkowski-Boten
  Title: Treasurer (Principal Financial Officer and Principal Accounting Officer)